Schedule I

Separate Portfolios

CUSTODIAN AGREEMENT

(FOREIGN AND DOMESTIC SECURITIES)

Forum Funds II
and
MUFG Union Bank, N.A.

Effective Date: October 31, 2019

Names of Funds:

ABR Dynamic Blend Equity & Volatility Fund
ABR Dynamic Short Volatility Fund
Acuitas International Small Cap Fund
Acuitas US Microcap Fund
Baywood SociallyResponsible Fund
Baywood ValuePlus Fund
Dundas International Equity Growth Fund
Jaguar Global Property Fund
Jaguar International Property Fund

By: Forum Funds II	By: MUFG Union Bank, N.A.
“Principal”	“Custodian”

/s/ Jessica Chase	/s/ Brian Davies
Authorized Signature	Authorized Signature

Jessica Chase, President	Brian Davies

October 31, 2019	October 31, 2019
Date	Date